Exhibit 99.1

CONTACT:

Jill Smith

Director, Corporate Communications

240.449.1250

jsmith@panacos.com

Panacos Reports Third Quarter 2007 Financial Results

Watertown, MA (October 25, 2007) – Panacos Pharmaceuticals, Inc. (NASDAQ: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter ended September 30, 2007 and reviewed progress in its development programs.

Recent Business Highlights:

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The Company announced preliminary results today from the 300 mg cohort of a Phase 2b dose escalation study of bevirimat (PA-457) in patients failing HIV therapy due to drug resistance. The results from this cohort showed a mean viral reduction of 1.02 log10, with a continuation of predictable and linear pharmacokinetics. The results support further dose escalation to determine the dose or doses of bevirimat to take into pivotal clinical trials in 2008.

•

Panacos announced that it had completed a Phase 1 study with two distinct liquid formulations of bevirimat suitable for long-term dosing in HIV patients. Both formulations have similar bioavailability to the solution formulation currently being used in the Phase 2b dose escalation study. The Company intends to commercialize both a liquid and a solid version of bevirimat, and continues to evaluate a number of novel solid formulation options with the goal of selecting a formulation candidate to take into human trials in 2008. Preliminary market research indicates that a majority of the HIV-positive adult market would consider a liquid formulation of bevirimat to be an attractive option.

Panacos Reports Third Quarter 2007 Financial Results – Page 2

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The Company drew down the remaining $10 million of the $20 million loan facility announced in June. The second $10 million tranche was received on October 1, 2007 and therefore is not reflected in the 3Q financials.

Third Quarter Financial Highlights:

For the third quarter of 2007, Panacos reported a net loss of $7.9 million, or $0.15 per share, versus a net loss of $7.9 million, or $0.16 per share, for the third quarter of 2006. Revenue from research funding in the third quarter of 2007 decreased to $30,000 from $33,000 for the third quarter of 2006.

Research and development expenses in the third quarter of 2007 decreased to $5.0 million from $5.7 million in the third quarter of 2006, primarily as a result of timing-related decreased expenses in the Company’s pipeline research and development programs. General and administrative expenses in the third quarter of 2007 were $3.2 million, the same amount as reported in the third quarter of 2006.

Unrestricted cash, cash equivalents and marketable securities were $48.2 million at September 30, 2007. As of September 30, 2007 the Company had approximately 53.5 million common shares outstanding.

“With positive new data for bevirimat and a strong financial position, we look forward to the remainder of 2007 and beyond,” commented Alan W. Dunton, M.D., Panacos’ President and Chief Executive Officer. “Our search for a new Chief Financial Officer is underway, and in the meantime, Robert Pelletier continues to provide excellent financial leadership to the Company.”

Panacos will hold a conference call today to discuss the second quarter results and the Company’s development programs at 4:30 p.m. (EDT). The conference call can be accessed via the web at www.panacos.com or by dialing 866.831.6234 (domestic) or 617.213.8854 (international), between 4:15 and 4:25 p.m. and entering the passcode 67813660. A replay of the conference call will be available from 6:30 p.m. on October 25, 2007 through November 26, 2007, and can be accessed via the web

Panacos Reports Third Quarter 2007 Financial Results – Page 3

at www.panacos.com or by dialing toll-free 888.286.8010, and outside the U.S. 617.801.6888 with passcode 14818744.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed nine clinical studies of bevirimat in over 400 patients and healthy volunteers, showing significant reductions in viral load in HIV-infected patients and a promising safety profile, and is currently in Phase 2b clinical trials. The Company also has a second-generation program in HIV maturation inhibition in clinical testing and a research program to develop oral HIV fusion inhibitors.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development, the potential results of treatment with bevirimat and future clinical trials and clinical practice are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q subsequent to the Annual Report. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

Panacos Reports Third Quarter 2007 Financial Results – Page 4

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues	$30	$33	$158	$259
Operating expenses:
Research and development	4,988	5,688	18,872	17,976
General and administrative	3,228	3,183	9,781	14,467
Impairment and contract related charges	54	—	1,272	—

Total operating expenses	8,270	8,871	29,925	32,443

Loss from operations	(8,240)	(8,838)	(29,767)	(32,184)
Interest income, net	328	928	1,670	2,782
Other income (expense), net	(1)	(3)	(13)	(3)

Net loss	$(7,913)	$(7,913)	$(28,110)	$(29,405)

Basic and diluted net loss per share	$(0.15)	$(0.16)	$(0.53)	$(0.58)
Weighted average shares used in calculation of basic and diluted net loss per share	53,500	50,416	52,963	50,279

PANACOS PHARMACEUTICALS, INC. CONDENSED BALANCE SHEETS (in thousands) (unaudited)

	September 30, 2007	December 31, 2006

Cash, cash equivalents & marketable securities	$48,157	$60,766
Other current assets	1,351	2,211
Restricted cash, long-term	494	494
Property and equipment, net	1,126	2,122
Other assets	434	60

Total assets	$51,562	$65,653

Accounts payable and accrued expenses	$5,081	$6,149
Current debt obligations	57	361
Capital lease obligations	112	—
Other long-term liabilities	331	189
Long-term debt	8,656	—
Deferred rent, long-term	241	270
Stockholders' equity	37,084	58,684

Total liabilities and stockholders' equity	$51,562	$65,653